EX-99.1

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

A Public Company

MATERIAL FACT

Embratel Participações S.A. (“EMBRAPAR” or “Company”), in compliance with the provisions of Instruction no. 358/02 of the Brazilian Securities and Exchange Commission (“CVM”), announces to the public and to its shareholders that its controlling shareholder, Teléfonos de México, S.A. de C.V. (“Telmex”), announced today, through a material fact, that on September 27, 2006, CVM granted the registration of the voluntary tender offer under different procedures for the purchase of all of the common and preferred shares of EMBRAPAR (“Voluntary Tender Offer”), described in the Material Fact dated July 28, 2006.

TELMEX announced that it expects to publish the Notice of Tender Offer, launching the Voluntary Tender Offer, on October 3, 2006 and to hold an auction on the São Paulo Stock Exchange – BOVESPA on November 7, 2006, at 13:00 (local time).

TELMEX also announced that the purchase price for the common shares and the preferred shares in the Voluntary Tender Offer will be R$ 6.95 per lot of 1,000 common or preferred shares, adjusted by the monthly Taxa Referencial – TR, pro rata temporis, from May 8, 2006 through the date of the settlement of the Voluntary Tender Offer.

Brazilian shareholders may obtain additional information regarding the Voluntary Tender Offer in the Notice of Tender Offer or through the website www.telmex.com/opa-embratel, both of which will be publicly available as of October 3, 2006.

The Voluntary Tender Offer will be extended to holders of the preferred shares underlying American Depositary Shares (“ADSs”). When the Voluntary Tender Offer is launched, EMBRAPAR will file a statement regarding the Voluntary Tender Offer with the Securities and Exchange Commission (“SEC”) in the United States. US holders of EMBRAPAR shares and holders of EMBRAPAR ADSs should read the statement, because it will contain important information. A Portuguese translation of this document will be filed with CVM. This material will also be available free of charge on the SEC’s website at www.sec.gov.

Rio de Janeiro, September 28, 2006

Embratel Participações S.A.

Isaac Berensztejn

Investor Relations Officer